Exhibit 99.1

Clinical Data, Inc. Reports Third Quarter Fiscal Year 2011 Operational and Financial Results

- Recent FDA Approval of Viibryd™ (vilazodone HCl) for Major Depressive Disorder -- a Key Milestone Achieved –

- Phase III Trial of Stedivaze is Ongoing with Second Phase III Study to Begin in 2Q Calendar 2011 –

NEWTON, Mass.--(BUSINESS WIRE)--February 9, 2011--Clinical Data, Inc. (NASDAQ: CLDA) today announced operational and financial results for the third fiscal quarter ended December 31, 2010. The Company received approval from the U.S. Food and Drug Administration (FDA) of Viibryd™ for the treatment of adults with major depressive disorder (MDD) on January 21, 2011. In addition, Phase III development of Stedivaze, the Company’s coronary vasodilator for use in nuclear-SPECT myocardial perfusion imaging (MPI), is continuing with the initiation of a second Phase III trial anticipated in the second quarter of this calendar year.

“The recent FDA approval of Viibryd is a tremendous success for Clinical Data and we are eager to provide this first and only treatment that is a selective serotonin reuptake inhibitor and 5HT1A receptor partial agonist to patients with MDD,” said Drew Fromkin, Clinical Data’s President and Chief Executive Officer. “Viibryd is a new and different antidepressant that will enter a $12 billion U.S. market, with potential for 11 years of market exclusivity.”

Third Quarter Fiscal 2011 and Recent Highlights

  Obtained FDA approval of Viibryd™ for the treatment of adults with MDD, with the product expected to be available in U.S. pharmacies in the second quarter of this calendar year
  Obtained an issued patent for the most commercially viable polymorphic form of Viibryd (vilazodone HCl, Form IV), providing Viibryd exclusive protection in the U.S. for nearly three additional years. This issued patent will expire in 2022.
  Presented supportive data from clinical trials of Viibryd at major medical meetings, including: 1) two placebo-controlled Phase III clinical trials and a long-term safety study demonstrating Viibryd’s therapeutic profile, 2) a Thorough QT Study, and 3) a bioavailability study
  Sold the Company’s genetic and pharmacogenomic testing and biomarker development business for $15.6 million plus certain future accounts receivables, milestones and royalties, completing Clinical Data’s transformation into a pharmaceutical company with a deep product pipeline
  Received notice of a $2.0 million milestone from Santen Pharmaceutical Co., Ltd. for their filing of an Investigational New Drug (IND) application with the FDA for Clinical Data’s highly selective adenosine A2A agonist, ATL313, for primary open angle glaucoma and ocular hypertension. Santen expects to begin clinical trials in early 2011.
  Obtained Orphan Drug Designation from the FDA for PRX-8066, a selective serotonin 2B (5-HT2B) receptor antagonist, in Phase II development for pulmonary arterial hypertension (PAH)
  Received two grants totaling nearly $0.5 million for research and development efforts related to Viibryd and Stedivaze
  Reported a cash burn for the quarter of $4.7 million, which included $6.0 million related to a portion of the cash proceeds from the sale of the Company’s genetic testing business, $1.5 million from the release of funds held in escrow from a previous transaction, and other items totaling approximately $1.0 million

Commenting on the Company’s third quarter financial results, Mr. Fromkin added, “Our track record of fiscal discipline is evident again this quarter. By employing a strict cash management and resource prioritization approach, together with our proven ability to monetize non-core assets again this quarter, we reported a cash burn of under $5.0 million. This is a notable achievement when considering the increased expenses related to the commercial launch preparations for Viibryd and continued patient enrollment in our Phase III trial for Stedivaze.”

Financial Results for the Three Months Ended December 31, 2010

Revenue for the three months ended December 31, 2010 was $2.0 million, all of which was related to a non-recurring milestone from Santen upon filing its IND for Clinical Data’s ATL313 compound in development for glaucoma. The Company did not have any revenue during the three months ended December 31, 2009, after the financial statements were adjusted to reflect the genetic and biomarker development business as discontinued operations.

Research and development expenses were essentially flat at $8.9 million for the three months ended December 31, 2010, compared with $8.8 million for the three months ended December 31, 2009. Research and development efforts were primarily attributable to the commercialization activities for Viibryd in anticipation of FDA approval, which occurred in early 2011, and the ongoing Phase III ASPECT 1 trial for Stedivaze.

General and administrative expenses increased $0.6 million, or 20%, to $3.8 million for the three months ended December 31, 2010 from $3.2 million for the three months ended December 31, 2009.

Financial Results for the Nine Months Ended December 31, 2010

Revenue for the nine months ended December 31, 2010 was $4.0 million, attributed to two non-recurring $2.0 million milestones from Santen: 1) exercising their option to license ATL313 for further development of glaucoma treatments in May 2010, and 2) filing an IND with ATL313 for glaucoma in December 2010. The Company did not have any revenue during the nine months ended December 31, 2009, after the financial statements were adjusted to reflect the genetic and biomarker development business as discontinued operations.

Research and development expenses remained essentially flat at $27.4 million for the nine months ended December 31, 2010, compared to $27.2 million for the nine months ended December 31, 2009.

General and administrative expenses increased $1.3 million, or 11%, to $12.5 million for the nine months ended December 31, 2010, up from $11.2 million for the nine months ended December 31, 2009.

Cash and cash equivalents at December 31, 2010 were $42.3 million.

About Clinical Data, Inc.

Clinical Data's mission is to develop first-in-class and best-in-category therapeutics. The Company’s lead product, Viibryd, was approved for marketing by the FDA for the treatment of major depressive disorder in adults. The Company is also advancing its late-stage drug candidate, Stedivaze, a pharmacologic stress agent in Phase III development for use during myocardial perfusion imaging. Clinical Data has promising drug candidates entering the clinic in major therapeutic areas including asthma, ophthalmology and diabetes. To learn more, please visit the Company's website at www.clda.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information and statements that are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)", "feel(s)", "believe(s)", "will", "may", "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our ability to successfully introduce Viibryd; our ability to expand our long-term business opportunities; and all other statements regarding future performance. All such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements contained in this press release. These risks and uncertainties include, but are not limited to, whether Viibryd will be successfully marketed; the strength of our intellectual property rights, including, but not limited to, our patents for the various polymorphic versions of Viibryd; whether our clinical trials for Stedivaze will be successfully completed; whether our earlier clinical and pre-clinical programs will be successfully advanced; competition from pharmaceutical and biotechnology companies; general economic conditions; and those risks identified and discussed by Clinical Data in its filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in periodic and interim reports filed with the SEC, including but not limited to our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010, and interim reports filed on Form 8-K.

Financial Tables to Follow

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$2,000	$-	$4,000	$-
Cost of revenues	500	-	1,000	-

Gross profit	1,500	-	3,000	-

Operating expenses:
Research and development	8,904	8,841	27,404	27,183
General and administrative	3,795	3,174	12,450	11,176
Restructuring and lease exiting costs	-	-	-	1,783
Avalon acquisition costs	-	-	-	1,978
Total operating expenses	12,699	12,015	39,854	42,120

Operating loss	(11,199)	(12,015)	(36,854)	(42,120)

All other income (expense), net	(15)	(1,852)	(1,720)	(5,382)

Loss from continuing operations	(11,214)	(13,867)	(38,574)	(47,502)
Income (loss) from discontinued operations	6,056	(2,167)	2,882	(2,603)
Net loss	$(5,158)	$(16,034)	$(35,692)	$(50,105)
(Loss) income per basic and diluted share:
Continuing operations	$(0.37)	$(0.54)	$(1.33)	$(1.96)
Discontinued operations	0.20	(0.09)	0.10	(0.11)
Net loss	$(0.17)	$(0.63)	$(1.23)	$(2.07)

Weighted average shares: basic and diluted	29,951	25,642	29,104	24,158

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	December 31, 2010	March 31, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$42,285	$49,245
Prepaid expenses and other current assets	3,620	685
Assets of discontinued operations	-	9,009
Total current assets	45,905	58,939

Property, plant and equipment, net	2,295	2,338
Goodwill & intangible assets, net	36,971	37,616
Notes receivable and other assets	8,698	62
TOTAL ASSETS	$93,869	$98,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and capital leases	$5,734	$6,680
Accounts payable, accrued expenses and other liabilities	15,442	29,904
Liabilities of discontinued operations	-	875
Total current liabilities	21,176	37,459

Long-term debt and other liabilities	53,722	57,603
TOTAL LIABILITIES	74,898	95,062

Stockholders' equity	18,971	3,893

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$93,869	$98,955

CONTACT:
Clinical Data, Inc.
Theresa McNeely, 617-467-6673
Vice President, Corporate Communications